     Portions of this Exhibit 10.2 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                       COLLABORATIVE RESEARCH, DEVELOPMENT
                         AND COMMERCIALIZATION AGREEMENT


BETWEEN:                  BIOCHEM PHARMA (INTERNATIONAL) INC., a
                          corporation incorporated under the laws of Canada and having its registered office at Commerce Court West, Suite 5300, Toronto, Ontario, M5L 1B9 (hereinafter called "BioChem").


AND:                      ONCOGENE SCIENCE, INC., a corporation
                          incorporated under the laws of Delaware and having its principal place of business at 106 Charles Lindbergh Boulevard, Uniondale, New York, 11553 (hereinafter called "Oncogene").


WHEREAS each of BioChem and its Affiliates and Oncogene and its Affiliates is currently conducting research in respect of antiviral agents which target certain illnesses;

WHEREAS BioChem and its Affiliates, on the one hand, and Oncogene and its Affiliates, on the other hand, have decided to collaborate and combine their efforts in connection with the research, development and commercialization of antiviral agents which primarily target protein/nucleic interactions for the treatment of certain illnesses;

WHEREAS BioChem and its Affiliates and Oncogene and its Affiliates are willing to use their research facilities, scientists, research assistants, technicians and other personnel to conduct their obligations under this Agreement.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 Defined terms. In this Agreement, unless the context or subject matter is inconsistent therewith, the following terms and expressions shall have the following meanings:

     (a) "Acquisition" shall have the meaning ascribed thereto at Section 8.2(f) hereof.

     (b) "Affiliate" shall mean, with respect to any Person (including a Party), any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, such first mentioned Person or any Person which is directly or indirectly controlled by a Person which controls the first mentioned Person; for the purpose of this definition, "control" shall mean, with respect to any Person (including any Party), the ownership of more than 50% of the voting shares or other voting equity of that Person.

     (c) "Agreement" shall mean this collaborative research, development and commercialization agreement and all instruments supplemental hereto or in amendment or in confirmation hereof; "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to any particular article, section, subsection or other subdivision; "article", "section", "subsection" or other subdivision of this Agreement shall mean and refers to the specific article, section, subsection or other said subdivision of this Agreement.

     (d) "BioChem Confidential Information" shall mean all confidential information disclosed to Oncogene verbally and subsequently confirmed in writing as "confidential" or designated as "confidential" by Biochem or its Affiliates at the time of disclosure to Oncogene, to the extent that such information as of the date of disclosure to Oncogene is not (i) demonstrably known to Oncogene as evidenced by written documentation other than by virtue of a prior confidential disclosure to Oncogene by BioChem or its Affiliates, or (ii) disclosed in the published literature or otherwise to the public through no fault of Oncogene, its Affiliates, employees or consultants, or (iii) obtained from an independent Third party without binder of secrecy, provided that such independent Third Party has no obligation of confidentiality to BioChem or its Affiliates.

     (e) "BioChem Technology" shall mean and include all technology and technical information willing to a Lead Compound or used or furnished by BioChem and/or its Affiliates in respect of the performance by it of its obligations hereunder, including all inventions, chemical structures and methods for synthesis, structure-activity relationships, assay methodology, methods, processes, formulae, plans, specifications, characteristics, equipment and equipment designs, know how, trade secrets, discoveries, results, formulations and biological, toxicological and clinical data and physical, chemical or biological material which are developed by employees of, or consultants to, BioChem and/or its Affiliates, prior to or during the term of this Agreement or acquired by purchase, license, assignment or other means from third parties prior to or during the term of this Agreement that is not Joint Technology, but only to the extent that BioChem or its Affiliates is legally entitled to disclose such Technology and technical information and use it in connection with the performance by it of its obligations hereunder.

     (f) "Commercial Product" shall mean any and all products in Final Pharmaceutical Form emanating from Lead Compounds and any and all formulations, mixtures or compositions thereof emanating from the Research Program pursued pursuant to this Agreement, the making or use of which embodies any of BioChem Technology, Oncogene Technology or Joint Technology and in respect of which BioChem and Oncogene each has rights to commercialize pursuant to this Agreement or any other agreement executed between the Parties in furtherance to this Agreement.

     (g) "Commercialization Agreement" shall have the meaning ascribed thereto at Section 6.2 hereof.

     (h) "Commitment Year" shall mean each calendar year during the term of this Agreement and, in respect of the First Commitment Year, the period commencing on the Effective Date and terminating on December 31, 1996.

     (i) "Compound" shall mean any compound in connection with the Field being analyzed by the Parties pursuant to the Research Program or developed by BioChem and Oncogene and/or their respective Affiliates pursuant to the provisions of this Agreement.

     (j) "Confidential Information" shall mean BioChem Confidential Information or Oncogene Confidential Information, as the case may be.

     (k)  "Deficiency Amount" shall have the meaning ascribed thereto at Section
          2.4.1 hereof.

     (l) "Development Candidate" shall mean a Lead Compound which has been designated by the Joint Steering Committee as a potential Commercial Product and which should be the subject of a Development Program.

     (m) "Development Program" shall mean the written development plan to be prepared and approved by the Joint Steering Committee describing the development and other obligations of each Party in respect of the development of any Compound for preclinical and clinical development, which plan shall be approved by the Joint Development Committee no later than ninety (90) days following the declaration by the Joint Steering Committee that a Lead Compound has been designated as a Development Candidate, failing which the matter shall be referred to the President of BioChem and the Chief Executive Officer of Oncogene for discussion and resolution.

     (n)  "Effective Date" shall mean May 1, 1996.

     (o)  "Electing Party" shall have the meaning ascribed thereto at Section
          9.1 hereof.

     (p)  "Election Notice" shall have the meaning ascribed thereto at Section
          9.1 hereof.

     (q)  "Event of Termination" shall have the meaning ascribed thereto at
          Section 8.2 hereof.

     (r)  "FDA" shall mean the United States Food and Drug Administration.

     (s) "Field" shall mean, unless otherwise determined by the Joint Steering Committee pursuant to Section 2.2, Hepatitis C ("HCV") and Human Immunodeficiency Virus ("HIV") and such other viral targets designated by the Joint Steering Committee.

     (t) "Final Pharmaceutical Form" shall mean any presentation of a Commercial Product in any final packaged and labelled pharmaceutical dosage form suitable for sale to and use by an end user.

     (u)  "Full Development" shall mean the first of the two events described at
          Section 6.2 to occur.

     (v)  "Indemnified Party" shall have the meaning ascribed thereto at Section
          5.10 hereof.

     (v)  "Indemnified Party" shall have the meaning ascribed thereto at Section
          5.10 hereof.

     (w)  "Indemnifying Party" shall have the meaning ascribed thereto at
          Section 5.10 hereof.

     (x) "Independent Third Party" shall mean any Person other than BioChem, Oncogene and/or any of their respective Affiliates.

     (y) "Initial Term" shall have the meaning ascribed thereto at Section 8.1 hereof.

     (z) "Joint Development Committee" or "JDC" shall have the meaning ascribed thereto at Section 6.1 hereof.

     (aa) "Joint Research Committee" or "JRC" shall have the meaning ascribed thereto at Section 2.4 hereof.

     (ab) "Joint Steering Committee" or "JSC" shall have the meaning ascribed thereto at Section 2.4 hereof.

     (ac) "Joint Technology" shall mean and include all technology and information including all inventions, chemical structures and methods for synthesis, structure-activity relationships, assay methodology, methods, processes, formulae, plans, specifications, characteristics, equipment and equipment designs, know how, trade secrets, discoveries, formulations and biological, toxicological and clinical data which are developed jointly by employees of, or consultants to, BioChem and Oncogene, or, solely in respect of the Field, licensed by either of the Parties or on behalf of the Parties during the term of this Agreement, such that BioChem and Oncogene, each having contributed to the development of such technology and technical information, owns an undivided interest therein.

     (ad) "Lead Compound" shall mean, subject to the provisions of Section 2.16, any Compound designated as a Lead Compound by the Joint Steering Committee and which has demonstrated such properties of chemical structure, potency, mechanism of action, selectivity and non-cytotoxicity as deemed necessary by the JSC for such Compound to be a potential candidate for chemical optimization studies.

     (ae) "Net Invoiced Sales Value" shall mean the gross invoice price charged for Commercial Products sold by BioChem, Oncogene and/or their respective Affiliates and sublicensees to Independent Third Parties, less all allowances or credits granted on such sales, including those in respect of rejected or returned goods, recalls, transportation charges or allowances, insurance charges, normal and customary trade, quantity and trade discounts, and taxes or other governmental charges on, or measured by, the sale, transportation, or use of Commercial Products, which BioChem, Oncogene and/or their respective Affiliates and sublicensees have to pay or absorb on such sales.

     (af) "Net Sales" shall mean in the case of any Commercial Products sold in a particular country by either Party and/or their respective Affiliates and sublicensees in Final Pharmaceutical Form to an Independent Third Party:

          (i) uncompounded with any other active ingredient, the Net Invoiced Sales Value of such Commercial Products;

          (ii) compounded with any other active therapeutic ingredient, the value of the total declared amount of the Commercial Product contained therein, as agreed by discussions between BioChem and Oncogene; if the value cannot be agreed upon there it should be decided by an independent accountant mutually acceptable to BioChem and Oncogene, whose decision shall be binding upon them; and

         (iii) in bulk, the Net Invoiced Sales Value of such Commercial Product sold to said Independent Third Party in Final Pharmaceutical Form.

     (ag) "Non-Electing Party" shall have the meaning ascribed thereto at
          Section 9.1 hereof.

     (ah) "Notice" shall have the meaning ascribed thereto at Section 9.1 hereof.

     (ai) "Notice of Opportunity" shall have the meaning ascribed thereto at
          Section 9.1 hereof.

     (aj) "Notifying Party" shall have the meaning ascribed thereto at Section
          9.2 hereof.

     (ak) "Oncogene Confidential Information" shall mean all confidential information disclosed to BioChem verbally and subsequently confirmed in writing as "confidential" or designated as "confidential" by Oncogene or its Affiliates at the time of disclosure to BioChem, to the extent that such information as of the date of disclosure to BioChem is not (i) demonstrably known to BioChem as evidenced by written documentation other than by virtue of a prior confidential disclosure to BioChem by Oncogene or its Affiliates, or (ii) disclosed in the published literature or otherwise to the public through no fault of BioChem, its Affiliates, employees or consultants, or (iii) obtained from an Independent Third Party without binder of secrecy, provided that such Independent Third Party has no obligation of confidentiality to Oncogene or its Affiliates.

     (al) "Oncogene Technology" shall mean and include all technology and technical information relating to a Lead Compound or used or furnished by Oncogene and/or its Affiliates in respect of the performance by it of its obligations hereunder, including all inventions, chemical structures and methods for synthesis, structure-activity relationships, assay methodology, methods, processes, formulae, plans, specifications, characteristics, equipment and equipment designs, know how, trade secrets, discoveries, results, formulations and biological, toxicological and clinical data and physical, chemical or biological material which are developed by employees of, or consultants to, Oncogene and/or its Affiliates, prior to or during the term of this Agreement or acquired by purchase, license, assignment or other means from third parties prior to or during the term of this Agreement that is not Joint Technology, but only to the extent that Oncogene or its Affiliates is legally entitled to disclose such Technology and technical information and use it in connection with the performance by it of its obligations hereunder.

     (am) "Parties" shall mean BioChem and Oncogene; and "Party" shall mean any one of them.

     (an) "Patent Expenses" shall mean all external fees and costs incurred by a Party in financing the activities relating to a Patent Right, including, without limitation, fees and reasonable attorneys' charges in connection with the preparation, filing, prosecution, maintenance and defense of the Patent Rights and translation charges.

     (ao) "Patent Rights" shall mean all patents and patent applications, including any divisional, continuation, continuation-in-part, reissue, renewal or extension thereof, or substitute therefor, and the letters patent that may be issued thereon, any registration or confirmation of such letters patent, relating to any Technology, Lead Compounds or Commercial Products, their methods of manufacture or uses of intermediates therefor, or formulations thereof. "Oncogene Patent Rights" shall mean Patent Rights claiming inventions that are conceived and reduced to practice solely by employees of Oncogene or its Affiliates. "Joint Patent Rights" shall mean Patent Rights claiming inventions that are conceived or reduced to practice jointly by employees or consultants of Oncogene and employees or consultants of BioChem and of their respective Affiliates. "BioChem Patent Rights" shall mean Patent Rights claiming inventions that are conceived and reduced to practice solely by employees or consultants of BioChem or its Affiliates.

     (ap) "Person" shall mean any individual, corporation, company, cooperative, partnership, trust, unincorporated association or any other entity which possesses a juridical personality, including any governmental authorities or body of competent jurisdiction; and pronouns when referring to a Person, shall have a similar extended meaning.

     (aq) "Program Representative" shall mean an employee of a Party designated by such Party as its representative for consultation and communication with the other party. Any Party may change its Program Representative at any time by written notice given to the other Party or designate more than one Program Representative provided that each of its representatives shall be assigned different responsibilities.

     (ar) "Renewal Period" shall have the meaning ascribed thereto at section
          8.1 hereof.

     (as) "Research Program" shall mean the written research plan annexed hereto as Schedule A, as subsequently revised or replaced by the Joint Steering Committee, which plan describes the research and other obligations to be carried out during each Commitment Year by each of BioChem and Oncogene and their Affiliates.

     (at) "Secret Information" shall have the meaning ascribed thereto at
          Section 4.1 hereof.

     (au) "Submitted License" shall have the meaning ascribed thereto at Section
          9.1 hereof.

     (av) "Target" shall have the meaning ascribed thereto at Section 8.2 hereof.

     (aw) "Technology" shall mean, collectively, BioChem Technology, Oncogene Technology and Joint Technology.

     (ax) "Valid Claim" shall mean a claim included among the Joint Patent Rights so long as such claim shall not have been irrevocably abandoned or held invalid in a final decision of a court or other authority of competent jurisdiction.


                                    ARTICLE 2
                                RESEARCH PROGRAM

2.1 General. Subject to the terms and conditions of this Agreement, each of BioChem and Oncogene agrees, as of the Effective Date, to undertake and to cause its Affiliates to undertake, the Research Program and, in the Field, to collaborate in respect thereof.

2.2 Scope. The scope of the Research Program shall comprise the identification, research and development of Lead Compounds derived from BioChem Technology, Oncogene Technology and Joint Technology or which may be contained in any compound library prepared by or on behalf of any Party or to which the Parties and their Affiliates hereto have access to in respect of the Field. The scope of the Research Program shall also comprise any derivatives, or families of derivatives, which may result from the research performed during the term of this Agreement, pursuant to the Research Program and extend to any other antiviral targets identified by the Joint Steering Committee.

2.3 General Obligations of the Parties. During the term of this Agreement, the Parties hereto hereby agree to diligently pursue, and to cause their respective Affiliates to diligently pursue, the Research Program and to do the following:

     (a) Each of BioChem and Oncogene and/or their respective Affiliates has synthesized and isolated and/or shall continue to synthesize and/or isolate Compounds within the Field.

     (b) Each of BioChem and Oncogene and/or their respective Affiliates shall provide the other Party with information concerning, and, if required by the JRC, with samples of, Compounds falling within the Field, including those which pass primary screening in order that the other Party may collaborate in the evaluation for potential activity as antiviral agents which target the Field.

     (c) Each of BioChem and Oncogene shall aid, and shall cause their respective Affiliates to aid, the other Party in the fulfillment of its obligations hereunder, provide structural chemistry analysis and access to combinatorial chemistry technology and scale up potential antiviral Compounds for in vitro and in vivo studies, as well as provide through in vitro and in vivo evaluations, toxicity and mechanisms of action studies in order to select, as promptly as possible, Lead Compounds for development.

     (d) Each of BioChem and Oncogene shall provide to the other Party access to appropriate discovery technologies.

     (e) Each of BioChem and Oncogene shall provide to the other Party access, limited for use or access by such other Party in the Field to compound libraries made by it or on its behalf or to which it has access to in connection with the conduct of the Research Program.

     (f) Each of BioChem and Oncogene shall provide to the other Party access to all Technology within its control or within the control of its Affiliates, including technology licensed from Independent Third Parties to the extent permitted to do so.

     (g) Each of BioChem and Oncogene shall, and each shall cause its Affiliates to, conduct research and development activities in respect of targets identified by the JSC.

     (h) BioChem and Oncogene agree, on their behalf and on behalf of their respective Affiliates, (i) to fulfil their respective obligations under, and pursue the goals of, the Research Program and (ii) to perform their responsibilities as outlined in the Research Program or allocated to it by the Joint Steering Committee.

     (i) Each of BioChem and Oncogene agrees to provide laboratory facilities and equipment and research staff in accordance with the provisions hereof to fulfil its obligations hereunder and to give effect to the intention of the Parties to collaborate in the research and development of Compounds.

     (j) Oncogene shall provide BioChem and/or its Affiliates with technology transfer and access to technological know how related to existing robotic screening technology, to permit the implementation of necessary screening infrastructures, the whole in accordance with the Technology Transfer and License Agreement to be negotiated diligently and in good faith by the parties and to be annexed hereto as Schedule B.

2.4  Joint Steering Committee.

     2.4.1 Purpose. A steering committee (the "Joint Steering Committee" or "JSC") is hereby established by BioChem and Oncogene to manage all business and commercial aspects between the Parties pursuant to this Agreement (including financial planning, resource allocation, prioritization, addition of new targets within the Field), agree upon and assign responsibilities (other than specific scientific tasks) within the Research Program to each Party, approve the annual budgets to be spent by each Party during any Commitment Year and review and monitor work conducted by the Joint Research Committee and to process and approve technical and scientific recommendations of both the JRC and JDC. In particular, the JSC will be responsible, throughout the term of this Agreement, for (i) reviewing the Research Program and revising it as necessary, (ii) for preparing, monitoring and revising on an annual basis the budgets necessary for the performance by the Parties of their obligations pursuant to the Research Program and this Agreement, (iii) monitoring the fulfillment by each Party of its obligations pursuant to this Agreement, (iv) designating any Compounds as Lead Compounds, (v) determining the allocation between the Parties of their resources in connection with the conduct of the Research Program, (vi) designating Development Candidates, (vii) negotiating and soliciting, if appropriate, third parties to collaborate for purposes of conducting the Research Program, (viii) determining on an annual basis the amount, if any, (the "Deficiency Amount") in order that contributions of both Parties during any Commitment Year referred to in Section 2.8 be approximately the same, and (ix) determining the rules and principles applicable for purposes of the accounting and maintenance of books and records by both Parties including harmonization of the Canadian and American GAP. Either Party may in committee propose that the Parties commence development of a promising Lead Compound.

     2.4.2 Expansion of Research Program. Save for the first Commitment Year, in which case the Research Program is defined as set out in Schedule A of this Agreement and a general outline in respect of the other Commitment Years, the JSC shall define the Research Program in each Commitment Year and amend, if it deems appropriate, the Field.

     2.4.3 Composition. BioChem and Oncogene each shall appoint, in their sole discretion, two (2) members to the JSC. Alternates or replacements of any Party may be appointed by such Party at any time by notice to the other Party. Initially the members shall be:

            for BioChem:                       *

            for Oncogene:                      *


     2.4.4 Voting. Each member of the JSC shall have one vote, and decisions shall be made by unanimity. Where a vote on any decision does not produce a consensus between all members, the matters at issue shall be submitted to the President of BioChem and the Chief Executive Officer of Oncogene for discussion and resolution.

     2.4.5 Chair. A Chairperson shall be nominated alternatively by BioChem and Oncogene for one year terms, the first term being served by a nominee appointed by Oncogene.

     2.4.6 Meetings. Meetings shall be convened at least two times a year at locations and times determined by a JSC resolution. Representatives of Oncogene, BioChem, or both, in addition to members of each of the Parties on the JSC, may attend meetings but shall have no voting rights. Meetings shall be held alternatively at each Party's facilities. Minutes of each meeting shall, be prepared by a representative of the Parties on an alternate basis and distributed to all members of the JSC within thirty (30) days following any meeting.

     2.4.7 Expenses. The Parties will each bear their own expenses and those expenses related to the participation of their appointees of the JSC.

2.5  Joint Research Committee.

     2.5.1 Purpose. A research committee (the "Joint Research Committee" or "JRC") is hereby established by BioChem and Oncogene to (i) review and discuss scientific questions which may arise in connection with the execution of the Research Program and scientific inventions, break throughs or developments in the Field made pursuant to the Research Program, (ii) manage and deal with such other responsibilities which may, from time to time, be delegated to it by the Joint Steering Committee, (iii) recommend to the JSC any Compound as Lead Compounds, and (iv) recommend to the JSC any Lead Compounds as Development Candidates.

     2.5.2 Composition. BioChem and Oncogene each shall appoint, in their sole discretion, three (3) members to the JRC. Replacements of any Party may be

--------
*    This portion redacted pursuant to a request for confidential treatment.

            appointed by such Party at any time by notice to the other Party. Initially, the members shall be:

            for BioChem:                       *

            for Oncogene:                      *

     2.5.3 Decisions. Any decision of the JRC shall require consensus between all members, failing which the matter of issue shall be submitted to the Joint Steering Committee for discussion and resolution.

     2.5.4 Meetings. Meetings of the JRC shall be held at least four times per year at locations and times determined unanimously by the JRC. Minutes of each meeting shall be prepared and distributed to all members of the JRC.

     2.5.5 Reports. During the term of this Agreement, each Party shall cause its members of the JRC to prepare and submit to the Joint Steering Committee summary reports within thirty (30) days following the end of each calendar quarter, describing the progress under the Research Program during the preceding calendar quarter and recommending any qualified Compounds to be designated as Lead Compounds.

2.6 Reports. During the term of this Agreement, BioChem and Oncogene each shall provide to the JSC and to the other Party access to primary data derived or used in connection with the performance by it of its obligations hereunder and the following:

     (a) minutes of each JSC meeting to be distributed within fifteen (15) days of each meeting;

     (b) on an annual basis and no later than sixty (60) days following the end of each Commitment Year, a statement of all costs and expenses incurred by such Party and its Affiliates pursuant to Section 3.1; and a summary written reports describing the work accomplished under the Research Program and discussing and evaluating the results of such work.

2.7 Laboratory Facilities. BioChem and Oncogene each agree to provide, or cause their respective Affiliates, suitable laboratory facilities and equipment for carrying out its obligations under the Research Program and this Agreement.

2.8  Research Staff. Each of BioChem and Oncogene shall, no later than fifteen
     (15) days following execution of this Agreement, appoint research team comprised of such

--------
*    This portion redacted pursuant to a request for confidential treatment.

     number of suitably qualified Ph.D. scientists and other suitable qualified scientists and other personnel as may be needed and agreed to between the Parties from time to time each to achieve the goals of the Research Program, it being understood that over the term of this Agreement, each Party shall have contributed, in terms of out-of-pocket expenses incurred by the Parties and their Affiliates (including salaries and such other costs and expenses referred to in Section 3.1 hereof), approximately equally in connection with the performance of their obligations under the Research Program and this Agreement.

2.9 Inspection. BioChem and Oncogene shall each have the right to arrange for its employees, external consultants, and such other persons as it may reasonably delegate, to visit the other Party at its offices and laboratories and to discuss work under the Research Program and its results in detail with the other Party's Program Representative, the staff, and consultants of the other Party; provided that such visits are during normal business hours, have been arranged on not less than five (5) business days notice and shall not unreasonably interrupt the operations of the other Party.

2.10 Patent and Confidential Information Agreements. Each of BioChem and Oncogene shall require all of its employees, all employees of its Affiliates and all independent Third Parties involved in, or associated with the Research Program to have executed an agreement for the assignment of inventions and for the protection of Secret Information in such reasonable form as may from time to time be used by BioChem and Oncogene for such purpose.

2.11 Flexibility. In conducting its research and other obligations under this Agreement, each of BioChem and Oncogene shall have and maintain sufficient flexibility to allow a shift in effort and emphasis within the Research Program that will, in the opinion of the JSC, achieve the best results in the attainment of the objectives of the Research Program.

2.12 Arrangements with Independent Third Parties. Each of BioChem and Oncogene shall have the right to contract with its Affiliates and Independent Third Parties for the performance of work, or the provisions of consulting services, in connection with the Research Program provided that the other Party shall have the opportunity to review, comment on and approve any such proposed contract with Independent Third Parties prior to its execution. Approval of any such contract shall not be unreasonably withheld, and a response to a request for approval shall be provided within thirty (30) days after its receipt by the other Party. Each Party will provide the other Party with a complete copy of each such executed contract. The costs incurred by any of BioChem or Oncogene, as the case may be, in respect of such contract and the work and consultation services to be performed thereunder shall be borne by the Party having contracted with such Affiliate or Independent Third Party. Each Party represents and warrants to the other Party that, as at the date hereof, Schedule C annexed hereto contains a full list of all arrangements with Independent Third Parties relating to Technology and hereby agrees to use its best efforts to obtain consent, where required, to disclose to the other Party such Technology.

2.13 No Independent Research within the Scope of the Research Program. During the term of this Agreement, the Parties to this Agreement shall not undertake independent research, either directly or indirectly through any Affiliate or any other Person, in any area falling within the Field or which competes with any Compound being developed pursuant to this Agreement without the consent of the Joint Steering Committee.

2.14 Other Research Permitted. The Parties and their Affiliates have the right to conduct research on Compounds and use Joint Technology outside the Field, notwithstanding their potential utility in the treatment of illnesses or disorders being the object of the Field, it being understood that any such Party shall not, in the course of such use or conduct, take or omit to take any action which would cause prejudice to the other Party.

2.15 Clinical Data. All clinical data obtained from studies conducted pursuant to the Research Program and the Development Program shall be jointly owned by BioChem and Oncogene and may be used by either Party and its Affiliates outside the Field, it being understood that any such Party shall not, in the course of such use or conduct, take or omit to take any action which would cause prejudice to the other Party or to the Research Program.

2.16 Lead Compounds. Notwithstanding any provision of this Agreement, if a Lead Compound is not designated as a Development Candidate within two (2) years following its designation by the JSC as a Lead Compound, such Lead Compound shall cease to be considered a Compound within the meaning of this Agreement and all rights, title and interest to such Compound shall be returned to the Party having contributed such Compound to the Research Program and the other Party shall cease to have any right in respect of such Compound.


                                    ARTICLE 3
                   COSTS AND EXPENSES OF THE RESEARCH PROGRAM

3.1 Payment of Costs and Expenses. Each Party shall be responsible for all expenses and costs incurred by it and its employees, its Affiliates and its consultants in the performance of such Party's obligations hereunder, including, without limitation, in respect of Patent Expenses relating to its Patent Rights, salaries of its employees, fees of its consultants, materials, equipment and administrative expenses and travel costs of its employees, employees of its Affiliates and consultants. A Party shall reimburse the other Party one-half of the Deficiency Amount within ninety
     (90) days from the end of any year, except in respect of the first three years of the term of this Agreement where such calculation and payment shall be made for such period within thirty
     (30) days of the third anniversary date of this Agreement.


                                    ARTICLE 4
                               SECRET INFORMATION

4.1 General. Each of BioChem and Oncogene recognizes that the other Party's Confidential Information, BioChem Technology, Oncogene Technology, Joint Technology and the results of the Research Program (collectively, the "Secret Information") all constitute highly valuable proprietary confidential information.

4.2  Treatment of Secret Information.

     (a) Subject to the disclosure obligations set forth in this Article 4, each of BioChem and Oncogene agree that, during the term of this Agreement, each Party will maintain, and shall cause its Affiliates to maintain, the Secret Information in confidence and shall not disclose, divulge or otherwise communicate such Secret Information to Independent Third Parties (except its own Confidential Information, or its own Technology), or use it for any purpose except pursuant to, and in order to carry out the terms and objectives of this Agreement. Notwithstanding any provision of an Agreement, BioChem and Oncogene hereby agree that they shall, together with their Affiliates, be entitled to use, outside of the Field, know how obtained during the term of this Agreement (other than any information relating to Lead Compounds).

     (b) Each Party further agrees to exercise, and shall cause its Affiliates to exercise, every reasonable precaution to prevent and restrain the unauthorized disclosure of such Secret Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents or those of its Affiliates.

     (c) Each Party shall maintain, and shall cause its Affiliates to maintain, the other Party's Confidential Information in confidence. During the term of this Agreement and for a period of ten (10) years thereafter each Party shall not disclose, divulge or otherwise communicate the other Party's Confidential Information to Independent Third Parties except in the event of an assignment by such Party of its rights hereunder in accordance with the provisions hereof.

4.3  Press Releases and Announcements.

     (a) Neither Oncogene or BioChem shall, and Oncogene and BioChem shall cause their Affiliates not to, issue any press release or other public announcement relating to or disclosing any Secret Information (other that its own Confidential Information or its own Technology) without the prior written consent of the other Party, except where such announcements or press releases are required by law for the purposes of securing the registration of, and or governmental approval to market, in accordance with this Agreement, any Commercial Products, or for the procurement of patent protection of a Joint Patent Right. Notwithstanding the foregoing, each Party shall have the right to disclose the existence of this Agreement in any prospectus, offering memorandum or other document or filing required by applicable securities laws or other applicable law or regulation.

     (b) Where a press release or public announcement is required by law, the Party required to disclose Secret Information shall inform the other Party and provide it with a copy of any such press release or public announcement.

     (c) Each of BioChem and Oncogene shall inform the other Party of any Secret Information which it is required to disclose.

4.4 Contracts with Independent Third Parties. If BioChem or Oncogene or any of their Affiliates, enters into any contract with an Independent Third Party involving disclosure of Secret Information, it shall first obtain the approval of the other Party, and, after signing, provide a copy of such contract to the other Party.

4.5 Publications. Notwithstanding the provisions of Sections 4.1, 4.2 and 4.3, a Party or its Affiliates, following review by the JSC and the JRC, may submit the results obtained in the course of the Research Program for publication subject to the following applicable restrictions:

     (a) the Party intending to publish, directly or indirectly, shall provide the other Party with a copy of the manuscript (including any abstract) for any proposed publication or presentation no later than thirty (30) days prior to the submission of such proposed publication or presentation to a journal, editor or other Independent Third Party for the purpose of review and comment. The other Party shall have the right to request modifications of any manuscript to be published or presented, if such manuscript will jeopardize a Patent Right, patent, trade secret, or other proprietary right related to this Agreement. If the Party intending to publish does not agree with such modification, the Parties shall consult independent patent counsel satisfactory to both Parties whose determination shall be final and binding on the Parties.

     (b) If such other Party informs the publishing Party within thirty (30) days of receipt of an advance copy of a proposed publication that such publication in its reasonable judgement could be expected to have material adverse effect on Joint Patent Rights or Secret Information, the publishing Party shall delay or prevent such publication as proposed. In the case of inventions, such Party shall delay or cause the author to delay submission of the work for publication or other public disclosure for up to six (6) months after filing of a patent application.


                                    ARTICLE 5
                          INTELLECTUAL PROPERTY RIGHTS

5.1 General. The following provisions relate to inventions and know how developed, directly or indirectly through Affiliates, by BioChem or Oncogene or BioChem and Oncogene, jointly, during the course of carrying out the Research Program.

5.2 Research. Except for that which arises within or as a result of the Research Program and this Agreement, all Technology, information, data, discoveries and inventions arising and Programs of research carried out by Oncogene and its Affiliates, on the one hand, or by BioChem and its Affiliates, on the other hand, and all intellectual property rights relating thereto shall be the exclusive property of Oncogene or BioChem and their Affiliates, as the case may be, and shall be returned to such Party upon termination of this Agreement, except as provided herein.

5.3 Maintenance of Joint Patent Rights. BioChem and Oncogene shall be jointly responsible for taking all necessary actions to obtain, sustain and enforce patent protection for joint Patent Rights [excluding patent applications outside the Field] and for those inventions arising from the Research Program including, without derogation from the foregoing:

     (a) filing applications for patents on any patentable inventions included within Joint Patent Rights; provided that any Party wishing to file such application ding reform the other Party and the Joint Steering Committee regarding countries in which such applications should be filed; the JSC shall determine which countries where such applications shall be made;

     (b) prosecuting all pending and new patent applications included within Joint Patent Rights and responding to opposition or any other form of action for invalidity or revocation of Patent Rights filed by Independent Third Parties against the grant of patents for such applications; and

     (c) maintaining in force any patents included within Joint Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country, in which such patents were granted.

     Each Party undertakes to provide all necessary assistance to the JSC and the other Party to achieve the objectives of this Section 5.3. Both Parties shall continue, through patent agents, to prosecute and maintain all relevant patent property, including that in the U.S.A. and Canada, relating to Technology within the Field in full consultation with the JSC. Each Party shall keep the other Party informed as to all developments with respect to Joint Patent Rights by copying all documents and correspondence related to such protection and maintenance.

     If the JSC decides to abandon a patent application or an issued patent included within Joint Patent Rights, any Party whose appointees on the JSC shall have voted against such abandonment shall have the option, at its expense, of continuing to prosecute any such patent application or of keeping the issued patent in force. If a Party so elects to file, at its own expense, patent applications in respect of Joint Patent Rights in countries in which the JSC has elected not to file, such Party shall have the unrestricted right to negotiate licenses with Independent Third Parties in such non-elected countries or exploit it directly.

5.4 Infringement. Each Party shall promptly inform the other Party of any suspected infringement of any Joint Patent Rights. During the term of this Agreement, both Parties shall have the right to institute an action for infringement of the Joint Patent Rights against such Independent Third Party in accordance with the following:

     (a) both Parties shall institute suit jointly, the suit shall be brought in both their names and the out-of-pocket costs thereof shall be borne equally. Any recovery or settlement received by a Party shall be shared equally. The JSC shall decide upon the manner in which any Party shall exercise control over such action. Any Party may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by it.

     (b) in the absence of agreement to institute a suit jointly, any Party may institute suit, and, at its opinion, name the other Party as a plaintiff. The Party instituting shall bear the entire costs of such litigation, including defending any counterclaims brought against the other Party and paying any judgments rendered against the other Party, and shall be entitled to retain the entire amount of any recovery of settlement.

     (c)  should either Party commence a suit under the provisions of this
          Section 5.4 and thereafter elect to abandon such suit, the abandoning Party shall give timely notice to the other Party who may, if it so desires, continue prosecution of such suit, provided that the sharing of expenses and any recovery in such suit shall be as agreed upon between both Parties.

5.5 Costs for Applying, Prosecuting and Maintaining. The costs of applying for, prosecuting and maintaining patent applications and patents as specified in
     Section 5.3 shall be borne equally by BioChem and Oncogene.

5.6 Disclosure of Inventions. Each of BioChem and Oncogene shall promptly inform the other Party of all inventions and Joint Technology that are conceived, made or developed in the course of carrying out the Research Program by its respective employees, its Affiliates or consultants, whether invented solely or jointly with employees of or consultants to the other Party.

5.7 Ownership of Joint Intellectual Property. BioChem and Oncogene shall jointly own the entire right, title and interest in all Technology, patents, know how and other rights in any idea, design, invention, discovery, improvement or other creation, including any Compound, method or apparatus conceived, reduced to practice of developed by BioChem and Oncogene, in the course of the Research Program. The commercial exploitation by BioChem and Oncogene as joint owners of their rights is subject to the provisions of Article 6 of this Agreement.

5.8 Copies of Patent Applications. [Each Party shall provide to the other Party copies of all patent applications for Joint Patent Rights prior to filing, for the purpose of obtaining comments and advice from the other Party's patent advisors and the other Party's approval to so file which approval shall be provided within a reasonable time. Upon the other Party's approval, such Party shall be free to file said patent applications covered by this Agreement. Such Party shall also consult with the other Party on the prosecution of said applications and provide to such Party copies of all documents relating to the prosecution of said applications. Such Party shall provide to the other Party every six (6) months a report detailing the status of all patent applications that are part of Joint Patent Rights.]

5.9 Other Patent Rights. Each Party shall be responsible for taking all necessary actions to obtain, sustain and enforce patent protection for those of its Patent Rights which are not Joint Patent Rights or Patent Rights of the other Party and those outside the scope of the Research Program, including the following:

     (a)  filing applications for such patents on any patentable inventions;

     (b) prosecuting all pending and new patent applications and responding to opposition or any other form of action for invalidity or revocation or Patent Rights filed by Independent Third Parties against the grant of patents for such application;

     (c) maintaining in force any patents by duly filing all necessary papers and paying any fees required by the patent legislation of the particular country in which such patents were granted.

     In the event that a Party institutes suit to protect its own Patent Rights against suspected infringement, it shall notify the other Party who shall, have the option, to be exercised in writing no later than thirty (30) days from receipt of the notice, to elect to assume 50% of all expenses relating to such suit, including attorneys' fees, in which case any recovery or settlement received by the Party having instituted suit shall be shared equally by both Parties. The Party having instituted suit shall have the authority to make all decisions concerning such suit, including without limitation, the right to compromise the claim.

5.10 Indemnification. Each Party (the "Indemnifying Party") shall indemnify the other Party, its directors, officers, employees and consultants (the "Indemnified Party") from and against any and all claims, demands, losses, liabilities, expenses or damages which the Indemnified Party may suffer, pay or incur as a result of claims, demands or suits against the Indemnified Party arising or alleged to arise by reason of or in connection with any and all personal injury and property damage caused or contributed to, in whole or in part, by the Indemnifying Party's actions or infringement.


                                    ARTICLE 6
                        DEVELOPMENT AND COMMERCIALIZATION

6.1 Decision to Commercialize. The Joint Steering Committee has the authority, following recommendation from the JRC, to determine that a Lead Compound is suitable for development and therefore qualifies as a Development Candidate. This authority of the JSC is governed by Section 2.5. No later than thirty (30) days following the determination that the first Compound is suitable for development the Parties shall establish a development committee (the "Joint Development Committee").

6.2 Commercialization Agreement. Where a Lead Compound has been designated as a Development Candidate, the Parties shall enter into a commercialization agreement (the "Commercialization Agreement") for the development and commercialization of that Compound as soon as possible after the first to occur of the following events: (i) the decision to enter into a full clinical development program as approved by the JSC, or (ii) the beginning of Phase III clinical studies, conducted to support the application for marketing approval of the Development Candidate for an indication.

6.3 Content of Commercialization Agreement. The Commercialization Agreement shall provide that the Parties will jointly exploit any Commercial Products in the Field. The mechanism for commercialization will be negotiated between the Parties through good faith negotiations and shall take into account the respective contributions of the Parties pursuant to Section 2.8 which should, unless agreed to by the Parties, be essentially the same. The Parties agree that they shall both have commercialization rights in the United States of America and Europe and that BioChem shall have the commercialization rights in Canada. The Commercialization Agreement shall provide that rights thereunder may be sublicensed to a third party by mutual agreement of the Parties.

6.4  Joint Development Committee.

     6.4.1 Purpose. The Joint Development Committee purpose is to manage, agree upon and assign specific responsibilities within the Development Program to each party. The Joint Development Committee will be responsible, throughout the duration of the Development Program, for preparing and reviewing the Development Program and revising it as necessary and will participate in all aspects of the planning and development work carried out on any Development Candidate as well as the information and data generated by that work. The Joint Development Committee shall, when establishing the Development Program, determine the responsibilities of each Party in seeking regulatory approvals and in particular, notwithstanding that the JRC will be responsible for nominating any Lead Compound for full clinical development, and that such nomination will require approval of the JSC.

     6.4.2 Composition. BioChem and Oncogene each shall appoint, in their sole discretion, three members to the Joint Development Committee. Replacements of any Party may be appointed by such Party at any time by notice to the other Party.

     6.4.3 Voting. Each member of the Joint Development Committee shall have one vote, and decisions shall be made by unanimity. Where a vote on any decision does not produce a consensus between all members, the matters at issue shall be submitted to the President of BioChem and the Chief Executive Officer of Oncogene for discussion and resolution.

     6.4.4 Chair. A Chairperson shall be nominated alternatively by BioChem and Oncogene for one year terms, the first term being served by a nominee appointed by BioChem.

     6.4.5 Meetings. Meetings shall be convened at least four times a year at locations and times determined by a Joint Development Committee resolution. Representatives of Oncogene, BioChem, or both, in addition to members of each of the Parties on the Joint Development Committee, may attend meetings but shall have no voting rights. Meetings shall be held alternatively at each Party's facilities.

     6.4.6 Expenses. The Parties will each bear their own expenses and those expenses related to the participation of their appointees of the Joint Development Committee.

6.5 No Support. If any Party's representatives on the JSC, JRC or the Joint Development Committee declines to support the advancement of a Compound to a Lead Compound stage or a Lead Compound to a development stage for reasons which may include, but are not limited to, the proposed market being outside the scope of its interest or being too small, and the other Party's representatives on the JSC, JRC or the Joint Development Committee support the advancement of said Compound to a Lead Compound stage or of a Lead Compound to a development stage with an objective of commercialization of said Compound, then the JSC, JRC or the Joint Development Committee, as the case may be, shall record a notice (a "Notice of Opportunity") in the minutes of the meeting where the representatives express such positions. For a period of sixty
     (60) days after the date of such Notice of Opportunity the Parties shall negotiate in good faith to resolve the issue in a mutually agreeable manner. If the Parties are unable to resolve the issue then for a period of one hundred and twenty (120) days thereafter the other Party having supported the advancement of the Compound or the Lead Compound (the "Notifying Party") shall have a first right to undertake worldwide development and commercialization of such Compound or Lead Compound. Upon the Notifying Party exercising such right, such Party shall be granted a worldwide royalty license from the other Party which shall contain usual term and conditions for agreements of that type and provide for the payment by the Notifying Party to the other Party of royalties of * of Net Sales to be paid within thirty (30) days following the end of any calendar quarter. If, at any time, a Party which has commenced development on a Compound or a Lead Compound, halts such development, then the other Party shall have the right to undertake development of said Compound or Lead Compound, under the same mechanism and subject to the same conditions as described in this
     Section 6.5.


                                    ARTICLE 7
                          OTHER RESEARCH, VENTURES ETC.

7.1 Acquisition of Rights from Third Parties. During the term of this Agreement, BioChem and Oncogene shall promptly notify the other in writing of any and all opportunities to acquire from Independent Third Parties, whether by license, assignment or otherwise, technology or patents which may be useful in, or may relate to, the purposes of the Research Program.

     BioChem and Oncogene shall work together in a manner mutually agreeable and beneficial to secure technology or patents which they have determined would be useful in or relate to the purpose of the Research Program. Each Party shall (1) inform the other Party of all third party technology or patents that may be useful or relate to the Research Program, (2) solicit the other Party's participation and approval in the formulation and implementation of a strategy for securing such technology or patents and, (3) provide status reports on the progress of such strategy.

--------
*    This portion redacted pursuant to a request for confidential treatment.

                                    ARTICLE 8
                 TERM, EXTENSION, TERMINATION AND DISENGAGEMENT

8.1  Term. The initial term (the "Initial Term") of this Agreement shall be five
     (5) years, commencing on the Effective Date; provided, however, that either Party may terminate this Agreement at any time following the third anniversary of the Effective Date by providing the other Party with one hundred and eighty (180) days' prior written notice. Following the expiration of the Initial Term, this Agreement shall be automatically renewed for additional successive one-year periods (each, a "Renewal Period") unless either Party gives the other notice of its intent not to renew one hundred and twenty (120) days prior to the expiration of the Initial Term or any Renewal Period, as the case may be.

8.2 Events of Termination. The following events shall constitute events of termination (each an "Event of Termination"):

     (a) Any representation or warranty by BioChem or Oncogene in this Agreement proves incorrect, or inaccurate, in any material respect when made or deemed made as determined by an independent arbitrator and the defaulting Party does not remedy or cure such incorrect on inaccurate representation or warranty within sixty (60) days following written notice from the other Party of such breach.

     (b) BioChem or Oncogene fails to perform or observe any term of this Agreement or Schedules thereto and such failure remains unremedied for a period of sixty (60) days following written notice thereof from the non-defaulting Party or such longer period if the defaulting Party is diligently taking action to remedy such failure.

     (c) BioChem or Oncogene makes an assignment for the benefit of its creditors, becomes insolvent, files a petition in bankruptcy, petitions or applies to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there has been filed any such petition or application against BioChem or Oncogene, or any such proceeding has been commenced against it, in which an order for relief is entered or which remains undismissed for a period of thirty (30) days or more; or BioChem or Oncogene by any act or omission indicates its consent to, approval of or acquiescence in, any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or is the subject of any such custodianship, receivership or trusteeship that continues undischarged for a period of thirty (30) days or more.

     (d) BioChem or Oncogene generally fails to pay its debts as such debts become due.

     (e) Either of BioChem or Oncogene assigns this Agreement and that portion of its business related to the Research Program to a company which sells products or services, which are in the reasonable opinion of the other Party, in direct competition with BioChem or Oncogene.

     (f) In respect of any Party, if a Person acquires (the "Acquisition") shares of such Party (the "Target"), directly or indirectly, which carry the right to cast, in the aggregate, more than 50% of the votes for the election of directors or, if such Person is, in the reasonable opinion of the Party, a competitor of such other Party, more than 35% of the votes for the election of directors.

     For purposes of this Section 8.2, a Person shall be deemed to be a competitor or to be in competition if such Person or its Affiliates is, directly or indirectly, considered a biotechnological or pharmaceutical company which carries research and development activities in the Field.


                                    ARTICLE 9
                           CONSEQUENCES OF TERMINATION

9.1  Licenses upon Termination. Where this Agreement is terminated pursuant to
     Section 8.1, each Party's intellectual property rights shall revert to such Party and the Parties shall execute cross-licensing agreements for any Joint Patent Rights or Joint Technology arising from this Agreement.

     The Parties shall immediately following the delivery of a notice pursuant to Section 8.1, negotiate in good faith such cross-licensing agreements. If the Parties fail to negotiate and sign cross-licensing agreements before the expiration of a period of one hundred and eighty (180) days following delivery of the notice pursuant to Section 8.1, either Party (the "Electing Party") may, by written notice (the "Notice") accompanied by a Submitted License (as defined hereinafter) at its option offer to the other Party:
     (i) to have an exclusive worldwide license for the Joint Patent Rights or Joint Technology, the whole in accordance with the terms and conditions of an agreement to be submitted by the Electing Party to the other Party (the "Submitted License"); or (ii) to grant to the other Party (the "Non-Electing Party") an exclusive worldwide license for the Joint Patent Rights or Joint Technology in accordance with the Submitted License.

     The Non-Electing Party shall have the option to either (i) grant to the Electing Party a worldwide exclusive license for the Joint Patent Rights or Joint Technology in accordance with the terms and conditions of the Submitted License, or (ii) to have an exclusive worldwide license for Joint Patent Rights or Joint Technology in accordance with the terms of the Submitted License.

     Such election may be made by the Non-Electing Party in writing, addressed to the Electing Party (the "Election Notice") within ninety (90) days following receipt of the Notice, failing which he shall be deemed to have elected to grant the Electing Party a license upon the term of the Submitted License. The Parties shall execute a license based on the Submitted License within six (6) months following receipt by the Electing Party of the Election Notice.

9.2 Termination upon the Occurrence of an Event of Termination. Upon the occurrence of any Event of Termination set forth in Section 8.2, for a period of sixty (60) days from the date of the occurrence of any Event of Termination the Parties shall negotiate in good faith to resolve the issue in a mutually agreeable manner and if the Parties are unable to resolve the issue then the Party not responsible for such Event of Termination may, by notice to the other Party, terminate this Agreement. In the event of any termination by a Party (the "Notifying Party") pursuant to Section 8.2, all information and data, including Joint Technology and Joint Patent Rights, accumulated throughout the term of this Agreement shall become the sole exclusive property of the Notifying Party, and the other Party shall execute and perform all transfers and assignments to the Notifying Party which are required by law. Notwithstanding the foregoing, upon the occurrence of an Event of Termination described in Section 8.2(f), the Party, the shall of which are not being acquired may, at its option, in which case the other Party shall not be considered in default hereunder,
     (i) require the Target to pay, in which event the Target shall pay, royalties on Net Sales made by such Target and its Affiliates in the amount of * for Commercial Products which where not, at the time of the Acquisition, in Full Development or * for Commercial Products which where, at the time of the Acquisition, in Full Development, and (ii) require the Target to reimburse the other Party for all costs and expenses incurred by such Party in the performance of its obligations under this Agreement in respect of Commercial Products which have not reached Full Development.

9.3 Survival of Obligations: Return of Confidential Information. Notwithstanding any termination of this Agreement, the obligations of the Parties with respect to the protection and non-disclosure of Confidential Information shall survive and continue to be enforceable. Upon any termination of this Agreement, each Party shall promptly return to the other Party all of that other Party's Confidential Information, and all copies thereof. Biochem and Oncogene acknowledge that after termination of this Agreement each Party will be free to use its own Confidential Information and Technology without restriction.

--------
*    This portion redacted pursuant to a request for confidential treatment.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

Each of BioChem and Oncogene represents and warrants as follows:

     (a) Good Standing. It is a corporation duly organized, validly existing and is in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

     (b) Proper Authorization. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and do not and win not (a) require any consent or approval of its stockholders, (b) violate any provision of any law, rule, regulation, order, writ, judgement, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

     (c) Binding Agreement. This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditors' rights generally.

     (d) Absence of Conflict. It is not under any obligation to any Person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

     (e) Title. Each of BioChem and Oncogene for itself represents it has good and marketable title to or valid leases or licenses for, all of its properties, rights and assets, excluding patent property, to be used in the fulfillment of this responsibilities under the Research Program, subject to no claim of any third party other than the relevant lessors or licensors.

                                   ARTICLE 11
                                    COVENANTS

11.1 Affirmative Covenants Other than Reporting Requirements. Throughout the term of this Agreement, each of BioChem and Oncogene shall:

     (a) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the Research Program;

     (b) maintain and preserve all of its properties, rights and assets to be used in the proper conduct of the Research Program in good working order and condition in accordance with the general practice of other companies of similar size and character;

     (c) conduct all experiments related to the Research Program and maintain all facilities used in connection therewith in accordance with Medical Research Council Guidelines, where applicable, and with all applicable federal, provincial, and local environmental requirements;

     (d) pay to the other Party, if any, any Deficiency Amount determined by the JSC.


                                   ARTICLE 12
                               DISPUTE RESOLUTION

In the event BioChem and Oncogene cannot agree on any matter requiring agreement between the Parties, the matter of differences shall be determined by arbitration. Arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by one (1) person appointed by the Parties or, if the Parties cannot agree within thirty (30) days following notification by one Party that it wishes to refer a matter to arbitration, by such person empowered by the American Arbitration Association to so appoint an arbitrator. Arbitration shall take place in a location agreed to by the Parties, or absent such agreement, chosen by the arbitrator. The decision of the arbitrator shall be final and binding on both Parties. The fees and expenses of the arbitrator shall be borne equally by the Parties.


                                   ARTICLE 13
                                     NOTICES

Any notice, statement, payment or other document required to be given hereunder shall be in writing and shall be given either personally, by mailing the same, postage prepaid, by certified or registered mail (return receipt requested), in the absence of an actual or apprehended disruption of mail service or delivered by telecopier addressed as follows, or to such other addresses as may be designated from time to time by notice given, in the manner provided in this Article 13.

If to BioChem:             BioChem Pharma (International) Inc.
                           c/o BioChem Therapeutic Inc.
                           Armand-Frappier Blvd.
                           Laval, Quebec
                           H7V 4A7

                           Attention:  President
                           ---------------------
                           Telecopier: (514) 978-7767

If to Oncogene:            Oncogene Science, Inc.
                           106 Charles Lindbergh Blvd.
                           Uniondale, New York 11553-3649

                           Attention:  Chief Executive Officer
                           -----------------------------------
                           Telecopier: (516) 745-6429

Notices given personally shall be deemed given as of the date delivered. Notices given by telecopier shall be deemed given on the first business day following the date of transmission. Mailed notices shall be deemed given on the fifth business day following the date of such mailing.


                                   ARTICLE 14
                                  MISCELLANEOUS

14.1 Binding Effect. This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns.

14.2 Headings. The headings contained in this Agreement are for convenience of reference only and do not form a part of this Agreement, and no construction or inference shall be derived therefrom.

14.3 Entire Agreement. This Agreement and the documents and other agreements referred to herein or signed concurrently herewith set forth the entire agreement and understanding of the Parties.

14.4 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

14.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.6 Amendment, Waiver, etc. This Agreement may be amended, modified, superseded or cancelled, and any of the terms hereof may be waived, only by a written instrument executed by each Party hereto or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

14.7 Force Majeure. In the event that either Party is prevented from or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, injunction of any act, exercise, assertion or requirement of governmental authority, including any governmental law, order, or regulation permanently or temporarily prohibiting or reducing the level of research and development work hereunder, epidemic, destruction or production facilities, riots, insurrection, inability to procure or use materials, labour, equipment, transportation or energy sufficient to meet experimentation needs, or any other cause beyond the reasonable control of the Party invoking this Article 14 if such Party shall have used its best efforts to avoid such occurrence, such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

14.8 Independent Contractor. Nothing in this Agreement shall be construed as constituting both Parties as partners or joint venturers with respect to this Agreement. Both Parties are independent contractors under this Agreement.

14.9 Assignment and Successors. This Agreement and the rights and interests hereunder may not be assigned by either Party in whole or in part except to an Affiliate, a purchaser of all or substantially all of the assets of a Party or to any successor corporation resulting from any merger or consolidation of either Party with or into such corporation.

14.10 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

14.11 Language. The Parties hereto have expressly requested that this Agreement and a related documents and notices be drafted in the English language. Les parties aux presentes ont exige, de facon expresse, que la presente convention de meme que tous les documents et avis qui s'y rattachent soient rediges en langue francaise.


IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a sealed instrument in their names by their properly and duly authorized representatives as of the date first written above.


                                       BIOCHEM PHARMA (INTERNATIONAL) INC.



                                       By:   /s/ Francois Legault
                                             -----------------------------------
                                             Francois Legault


                                       By:   /s/ Michael Grey
                                             -----------------------------------
                                             Michael Grey



                                       ONCOGENE SCIENCE, INC.


                                       By:   /s/ Gary E. Frashier
                                             -----------------------------------
                                             Gary E. Frashier